CERTIFICATE OF AMENDMENT
                                     to the
                           CERTIFICATE OF DESIGNATION

                                     of the

             SERIES B 5% PIK CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                            PEASE OIL AND GAS COMPANY

           Pursuant to Section 78.1955 of the General Corporation Law
                             of the State of Nevada


     Pease Oil and Gas Company, a Nevada corporation (the "Corporation"), certifies that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section
78.1955 of the General Corporation Law of the State of Nevada, its Board of Directors (the "Board of Directors") adopted a resolution creating a series of Preferred Stock, par value $0.01 per share, designated as Series B 5% PIK Cumulative Convertible Preferred Stock, and that a Certificate of Designation was filed December 29, 1997. No shares of Series B 5% PIK Cumulative Convertible Preferred Stock have been issued. The Corporation hereby amends and restates its Certification of Designation and certifies that the following resolution has been duly adopted, creating and amending a series of preferred stock, par value $0.01 per share, designated as Series B 5% PIK Cumulative Convertible Preferred
Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1. Designation and Amounts. The shares of such series shall be designated as the "Series B 5% PIK Cumulative Convertible Preferred Stock" (the "5% Preferred Stock") and the number of share initially constituting such series shall be 145,300, which number may be decreased (but not increased) by the Board of Directors without a vote of the stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of 5% Preferred Stock. The 5% Preferred Stock shall rank senior to the common stock, $0.10 par value (the "Common Stock"), of the Corporation with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

     2. Dividends.

          (a) The holders of the 5% Preferred Stock shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $2.50 per share per annum, payable quarterly on March 31, June 30, September 30 and December 31 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding 5% Preferred Stock at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation. Neither conversion (whether voluntary or forced) nor redemption of the 5% Preferred Stock shall effect any holder's right to receive any accrued but unpaid dividends on such 5% Preferred Stock.

          (b) Any dividend payable on a dividend payment date more than 90 days after the date of issuance may be paid, at the option of the Corporation, either
(i) in cash or (ii) in additional shares of 5% Preferred Stock, provided that the Corporation shall have given written notice of its intention to pay such dividend in kind to all holders of the 5% Preferred Stock at least 10 days before the record date for such dividend. If a dividend is paid in kind, the shares to be issued as a dividend shall be valued at the rate of one (1) share of 5% Preferred Stock for each $50.00 of such dividend payment.

     3. Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the 5% Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $50 per share plus any accrued but unpaid dividends (such sum being referred to herein as the "Liquidation Preference").

          (b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the 5% Preferred Stock, be deemed a liquidation, dissolution or winding up within the meaning of this Section 3 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquiror of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the 5% Preferred Stock outstanding at any time within 30 calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the 5% Preferred Stock in the manner provided by law for the giving of notice of meetings of stockholders.

     4. Repurchase Rights. Upon any decision by a holder of the 5% Preferred Stock to convert such holder's 5% Preferred Stock into Common Stock when the average closing price of the Common Stock as reported in the Wall Street Journal for the 20 consecutive trading days prior to such conversion is less than the market price of the Common Stock on the original date of issuance of such 5% Preferred Stock, the Corporation shall have the right after timely giving the Repurchase Notice (as defined below) to repurchase from such holder all of such 5% Preferred Stock shares tendered for conversion in lieu of such a conversion. The Corporation shall pay any such holder a repurchase price per share equaling the sum of the following: (i) the product of (A) $50 per share multiplied by (B) the highest trading price for the five trading days prior to the receipt of the applicable Conversion Notice (as defined in Section 5(b) below) divided by the lowest trading price for the five trading days prior to such receipt, (ii) any accumulated and unpaid dividends through the date of such receipt, and (iii) a premium equal to product of (A) $50 per share multiplied by (B) the Applicable Discount set forth in Section 5(c)(ii) below. The term "Repurchase Notice" shall mean at least five business day prior written notice from the Corporation to the holders of the Corporation's intent to exercise the repurchase rights set forth in this Section 4. Upon giving the holders the Repurchase Notice, the Corporation shall have the obligation to repurchase from any holder converting its 5% Preferred Stock into Common Stock all of such 5% Preferred Stock shares tendered for conversion. The Corporation may cancel the Repurchase Notice by giving the holders written notice at least five business days prior such cancellation. In the event of repurchase from a holder by the Corporation of any shares of the 5% Preferred Stock pursuant to this Section 4, the Corporation shall within 48 hours of the receipt of the applicable Conversion Notice deliver to such holder by wire transfer or cashier's check the amount of the repurchase price as calculated in the second sentence of this Section 4.

     5. Conversion. The holders of the 5% Preferred Stock shall have optional conversion rights as follows:

          (a) Right to Convert. Each share of 5% Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference of the 5% Preferred Stock determined pursuant to Section 3 hereof on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date.

          (b) Mechanics of Conversion. To convert shares of 5% Preferred Stock into shares of Common Stock, the holder shall give written notice (the "Conversion Notice") to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall effect such issuance within 48 hours and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within 2 business days after the receipt of such notice. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

          (c) Determination of Conversion Price.

               (i) Each conversion shall occur at a conversion price based on the lowest trade price of the Common Stock for the five trading days prior to receipt of notice of conversion (the "Conversion Price"), reduced by the Applicable Discount set forth below based on the time elapsed from the earlier of (A) the 90th day after the date of issuance of the 5% Preferred Stock or (B) the effective date of the registration statement which the Corporation shall file on Form S-3, or if Form S-3 is not available, another appropriate form, covering the Common Stock issuable upon the conversion of the shares of 5% Preferred Stock (the earlier of (A) or (B) being the "Start Date").

               (ii) Prior to the Start Date, the Conversion Price shall not be reduced. After the Start Date, the Conversion Price shall be reduced by the Applicable Discount as follows:


     Number of days after the             Applicable Discount:
           Start Date:
               1 to 30                             12%
              31 to 60                             14%
              61 to 90                             15%
             91 to 120                             16%
            121 to 150                             18%
            151 to 180                             20%
            181 to 210                             22%
            210 to 360                             24%
           361 or more                             25%

               (iii) Notwithstanding the foregoing, after 180 days after the date of issuance of the 5% Preferred Stock, the Conversion Price shall not exceed the lesser of (A) 110% of the average closing price for the 20 trading days preceding 180th day after the date of issuance of the 5% Preferred Stock and (B) the discounted Conversion Price as set forth above. If, at any time when shares of the 5% Preferred Stock are outstanding, the Corporation issues shares of Common Stock, 5% Preferred Stock or any other stock or securities which are convertible into either Common Stock or 5% Preferred Stock at an effective issuance price which is lower than the then applicable Conversion Price, then the Conversion Price shall be reduced so that upon conversion of such shares of 5% Preferred Stock the holder of such shares shall receive that number of Common Stock necessary to reduce the holder's Conversion Price to such lower issue price.

               (iv) The "lowest trading price," the "highest trading price" and the "closing price", respectively, of the Common Stock on any day or for any period shall be (A) the lowest reported sale price, the highest reported trading price and the reported closing price (last sale price) of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the lowest reported sale price, the highest reported sale price and the reported closing price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the lowest bid price, the highest bid price and the mean of the final bid and asked prices for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the 10 preceding trading days. If none of the foregoing provisions are applicable, the meaning of the "lowest trading price," the "highest trading price" and the "closing price" of the Common Stock on a day or for a period will be the fair market value of the Common Stock on that day or for that period as determined by a member firm of the New York Stock Exchange, Inc., selected by the Board of Directors. The term "trading day" means (X) if the Common Stock in listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (Y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (Z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

               (v) In the event the Corporation shall at any time or from time to time make, issue, declare, pay or fix a record date for the determination of holders of shares of Common Stock entitled to receive any dividend or other distribution payable in Common Stock or other securities of the Corporation or any of its subsidiaries or in rights to acquire Common Stock or other securities of the Corporation or any of its subsidiaries, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then in each such event the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

          (d) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of 5% Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of 5% Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of 5% Preferred Stock with respect to each share of Common Stock received upon such conversion.

          (e) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of 5% Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

          (f) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 5% Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the 5% Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 5% Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the 5% Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval.

          (h) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of 5% Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of 5% Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          (i) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of 5% Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

          (j) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of 5% Preferred Stock do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 3, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of 5% Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 5% Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the 5% Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of 5% Preferred Stock.

     6. Mandatory Redemption.

          (a) On December 31, 2002 (the "Mandatory Redemption Date"), the Corporation shall redeem all of the outstanding shares of the 5% Preferred Stock at a redemption price equal to the Liquidation Preference (the "Mandatory Redemption Price").

          (b) At least 30 days prior to the Mandatory Redemption Date, written notice (the "Mandatory Redemption Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the 5% Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, the Mandatory Redemption Date, the Mandatory Redemption Price, the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the total number of shares of 5% Preferred Stock held by such holder. On or after the Mandatory Redemption Date, each holder of 5% Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of 5% Preferred Stock owned by such holder as of the Mandatory Redemption Date, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

          (c) From and after the Mandatory Redemption Date, unless there shall have been a default in payment of the Mandatory Redemption Price, all rights of the holders of shares which have been redeemed (except the right to receive the Mandatory Redemption Price without interest upon surrender of the certificate or certificates representing such shares) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     7. Forced Conversion.

          (a) From and after 540 days after the date of issuance of 5% Preferred Stock to the holders, the Corporation may force all, but not some, of the holders to convert their 5% Preferred Stock pursuant to Section 6 above (the "Forced Conversion"); provided, however, that the Corporation may not force such conversion unless and until the shares Common Stock issuable upon conversion of the 5% Preferred Stock are registered for resale by an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or otherwise may be sold under Rule 144(k) under the Act and the Corporation's transfer agent has accepted an instruction from the Corporation to that effect.

          (b) At least 30 days prior to the Forced Conversion, written notice (the "Forced Conversion Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the 5% Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the forced conversion which is to be effected. On or after the date of the Forced Conversion, each holder of 5% Preferred Stock shall surrender to the Corporation the certificate or certificates representing the specified percentage of shares of 5% Preferred Stock owned by such holder as of the date of the Forced Conversion, in the manner and at the place designated in the

Forced Conversion Notice, and thereupon the Corporation shall issue and deliver shares of Common Stock to the holders, in the number and manner as set forth in
Section 5 above.

     8. Other Provisions. For all purposes of this Resolution, the term "date of issuance" shall mean the day on which shares of the 5% Preferred Stock are first issued by the Corporation, and the terms "lowest trading price," "highest trading price," "closing price" and "trading days" shall have the meanings given them in Section 5(c)(iv) hereof. Any provision herein which conflicts with or violates any applicable usury law shall be seemed modified to the extent necessary to avoid such conflict or violation.

     9. Restrictions and Limitations. The Corporation shall not undertake the following actions without the consent of the holders of a majority of the 5% Preferred Stock outstanding: (i) modify its Certificate of Designation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the 5% Preferred Stock, (ii) authorize or issue any other preferred equity security senior to or on a parity with the 5% Preferred Stock, or (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the 5% Preferred Stock while there exists any arrearage in the payment of cumulative dividends hereunder.

     10. Voting Rights. Except as provided herein or as provided for by law, the 5% Preferred Stock shall have no voting rights.

     11. Attorneys' Fees. Any holder of 5% Preferred Stock shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B 5% PIK Cumulative Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 30th day of December, 1997.

                                            PEASE OIL AND GAS COMPANY



                                            By /s/ Willard H. Pease, Jr.
                                               ---------------------------------
                                               Willard H. Pease, Jr., President

ATTESTED:



By /s/ Patrick J. Duncan
   ------------------------------------
      Patrick J. Duncan, Secretary

STATE OF COLORADO                   )
                                    ) ss.
COUNTY OF MESA                      )

     Subscribed, acknowledged and sworn to before me this 30th day of December, 1997, by Willard H. Pease, Jr.

     Witness my hand and official seal.

     My commission expires: 11/14/98

                                             /s/ Virginia Cherry
                                            ------------------------------------
                                            Notary Public


STATE OF COLORADO                   )
                                    ) ss.
COUNTY OF MESA                      )

     Subscribed, acknowledged and sworn to before me this 30th day of December, 1997, by Patrick J. Duncan.

     Witness my hand and official seal.

     My commission expires: 11/14/98

                                             /s/ Virginia Cherry
                                            ------------------------------------
                                            Notary Public